Exhibit 21

                           BERKELEY TECHNOLOGY LIMITED

                     Subsidiary Listing as of March 31, 2008

Berkeley Technology Limited (Jersey, Channel Islands corporation)

  Berkeley International Capital Limited (Guernsey, Channel Islands corporation)

  Berkeley International Limited (Jersey, Channel Islands corporation)

  Frederick Morgan & Co. Limited (Jersey, Channel Islands corporation)

  London Pacific Advisers Limited (United Kingdom corporation)

  London Pacific Assurance Limited (Jersey, Channel Islands corporation)

       LPAL Investments Limited (Guernsey, Channel Islands corporation)

  London Pacific Trust Company Limited (Jersey, Channel Islands corporation)

       Berkeley (USA) Holdings Limited (California corporation)

             Berkeley Institutional Investment, Inc. (California corporation)

             Berkeley International Capital Corporation (California corporation)

        London Pacific Secretaries Limited (Jersey, Channel Islands corporation)


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Notes:

(1)   Each indentation reflects another tier of ownership.

(2) All subsidiaries are 100% owned and are listed above, except that several subsidiaries that in the aggregate are insignificant have been omitted.